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                                                                    EXHIBIT 99.1


FROM:    PhoneFree.com.
         New York, NY  10013

         The MWW Group
         Public Relations - Tel. (201) 507-9500
         Contact:  Matt Messinger (mmessing@mww.com)
                   Dean Mastrojohn (dmastrojohn@mww.com)
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                                                           FOR IMMEDIATE RELEASE

             PHONEFREE.COM COMPLETES $42 MILLION ROUND OF FINANCING

              INVESTOR GROUP LED BY BLACKSTONE CAPITAL PARTNERS AND
                             eVENTURES GROUP, INC.

         NEW YORK, NY - May 11, 2000 - PhoneFree.com, the leader in free global Internet telephony services including free voice mail, video mail, video calling, teleconferencing and free PC-to-PC calling, today completed a round of funding valued at $42 million. Proceeds from the financing will be used to further expand PhoneFree's high growth business in the areas of customer acquisition, product development and systems scalability.

         The financing is led by Blackstone Capital Partners III, along with original investor eVentures Group, Inc. (OTC BB:EVNT), which is adding to its existing stake in PhoneFree.com. Additional investors include Millennium Technology Ventures, L.P., EFO Holdings, LP, Cain Capital, LLC, Brazos Investment Partners, LLC, Activated Communications, L.P., and TeKBanC Limited.

         "The closing of this funding round allows PhoneFree.com to continue developing innovative services that will provide the most enjoyable and rewarding online communications experience for our growing user base," said Jan Robert Horsfall, President and CEO of PhoneFree.com. "The support of Blackstone, eVentures and others is a great endorsement of our business model and our leadership in Internet voice and video communications."

         "Voice communication over the Internet is growing at a tremendous rate and we believe that PhoneFree.com will emerge as an industry leader as a result of their strong management team, rapidly growing user base and superior products and services package," said Mark Gallogly, President and CEO of Blackstone Communications Advisors.

         "As the original investor in PhoneFree.com, we continue to believe in their revolutionary mission and approach to this business," said Jeff Marcus, Chairman and CEO eVentures Group, Inc., the largest institutional shareholder of PhoneFree.com. "Our additional investment will help provide the capital needed to further increase the wide array of PhoneFree's communications and commerce services on a global basis."

         PhoneFree.com is a leading interactive multimedia communications company offering innovative Internet phone service. The Company has a user count that has grown over 140% from the beginning of the year and now totals over one million users. The Company's proprietary Internet-based software provides consumers with trusted, easy-to-use, state-of-the-art and free PC-to-PC calling anywhere in the world. The service also provides for free voice mail, video mail, video calling and teleconferencing. PhoneFree.com is led by a group of Internet visionaries which includes the marketing team that catapulted Lycos into a leading online destination and household name. PhoneFree.com's software can be easily and quickly downloaded by going to the company's Web site at www.phonefree.com.

         The Blackstone Group is a private investment bank based in New York City. It was founded in 1985 by its Chairman, Peter G. Peterson, and its President and CEO, Stephen A. Schwarzman. Blackstone is a leader in private equity investing, and is currently in the process of investing its Blackstone Capital Partners III fund, which represents approximately $4 billion of equity capital. The Blackstone Group is also engaged in five other business areas including Mergers and Acquisitions Advisory, Restructuring and Reorganization Advisory, Private Equity Real Estate Investing, Private Mezzanine Investing and Liquid Alternative Asset Investing.

         eVentures focuses on investing in, operating and developing Internet communications companies that provide next-generation infrastructure, products and services including network solutions, user interfaces, support services and enabling technologies. Visit the Company's Web site at (www.evnt.com).





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